Exhibit 6.5

AMENDED PERFORMANCE-BASED WARRANT AGREEMENT

This Performance-Based Warrant Agreement ("Agreement") is entered into as of February 26, 2025 ("Effective Date"), by and between Doc.com, Inc., a Delaware corporation ("Company"), and Knotion's Shareholders, Enrique Ramirez Magaña and Noel Thomas Trainor Padilla ("Warrant Holders").

1. Issuance of Performance-Based Warrants

1.1 **Grant of Warrants**
The Company hereby grants to the Warrant Holders a total of twenty-four million (24,000,000) performance-based warrants ("Warrants"), each of which is exercisable for one share of the Company's class A common stock ("Shares"), subject to the terms and conditions set forth in this Agreement. Of this total, eighty percent (80%), equivalent to nineteen million two hundred thousand (19,200,000) warrants, shall be allocated to Enrique Ramirez Magaña, and twenty percent (20%), equivalent to four million eight hundred thousand (4,800,000) warrants, shall be allocated to Noel Thomas Trainor Padilla.

1.2 **Vesting and Performance Conditions**
The Warrants shall vest and become exercisable only upon satisfaction of the Share Price Milestone, as outlined below:

Share Price Milestone (30-Day VWAP)	Warrants Issued
$11 per share	4,000,000
$12.5 per share	4,000,000
$14 per share	4,000,000
$16 per share	4,000,000
$20 per share	4,000,000
$24 per share	4,000,000

1.3 **Verification of Milestones**
The Company shall verify achievement of the Share Price Milestone based on the volume-weighted average price (VWAP) of the Company's common stock over thirty (30) consecutive trading days, confirmed by the Company's Board of Directors.

2. Warrant Terms and Conditions

2.1 **Exercise Price**
Each Warrant shall be exercisable at a price of $0.10 per share ("Exercise Price"), payable in cash at the Warrant Holder's election.

2.2 **Expiration Date**
The Warrants shall expire ten (10) years from the effective date of this Agreement (the "Expiration Date"). Any unexercised Warrants shall be automatically canceled and forfeited upon expiration.

2.3 **Transfer and Sale Restrictions**
The Warrants and Shares issued upon exercise of the Warrants shall be subject to the following restrictions:

(a) Lock-Up Period:

- Enrique Ramirez Magaña and Noel Thomas Trainor Padilla shall be prohibited from selling, transferring, or otherwise disposing of any Shares received from the exercise of Warrants for a period of twenty-four (24) months from the date of exercise ("Lock-Up Period").

(b) Gradual Sale Restrictions:

- After the Lock-Up Period, Enrique Ramirez Magaña and Noel Thomas Trainor Padilla may only sell up to five percent (5%) of their total vested and exercised Shares per quarter.
- Any sales beyond this threshold shall require prior written approval from the Company's Board of Directors.

(c) Non-Transferability of Warrants:

- The Warrants are non-transferable, non-assignable, and may not be pledged, sold, or otherwise disposed of without the express prior written authorization of the Company, except in the following cases:
    1. Transfer upon death: The Warrants may be transferred to legal heirs in accordance with applicable succession laws.
    2. Donation in a direct line: The Warrant Holder may transfer the Warrants free of charge to ascendants or descendants in a direct line.
    3. Transfer to a controlled or affiliated entity of the Warrant Holder.
- Any other transfer not included in the exceptions above shall be null and void.

2.4 **Penalties for Non-Compliance**
If Enrique Ramirez Magaña or Noel Thomas Trainor Padilla violates the above-mentioned restrictions, the Company reserves the right to impose the following penalties:

- Immediate forfeiture of any remaining unvested or unexercised Warrants.

- Clawback provisions requiring the violating Warrant Holder to return a portion of the Shares or proceeds from unauthorized sales.

2.5 **Exercise Requirement before Conversion**
Upon meeting the applicable performance conditions, the Warrant Holder must pay the Exercise Price for the Warrants before they can be converted into common shares. No automatic conversion shall occur without payment in full for the exercised Warrants.

4. Compliance & Regulatory Matters

4.1 **SEC & NASDAQ Compliance**
The Company shall ensure that this Warrant Agreement complies with SEC regulations and NASDAQ listing rules, including necessary disclosures in 10-Q, 10-K, and 8-K filings.

4.2 **Tax Obligations**
The Warrant Holders shall be responsible for any tax obligations applicable solely to them arising from the exercise of Warrants.

5. Miscellaneous

5.1 **Governing Law**
This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.2 **Dispute Resolution**
Any disputes arising under this Agreement shall be resolved through binding arbitration in New York.

5.3 **Entire Agreement**
This Agreement constitutes the entire understanding between the parties and supersedes all prior agreements relating to the subject matter.

5.4 **Amendments**
Any modifications to this Agreement must be made in writing and signed by both parties.

SIGNATURES

Doc.com, Inc.
By: ______________________________
Name: [Authorized Signatory]
Title: [Title]
Date: ________________

Enrique Ramirez Magaña
By: ______________________________

Name: Shareholder
Date: _______________

Noel Thomas Trainor Padilla
By: ____________________________
Name: Shareholder
Title: CEO of Knotion
Date: _______________